UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

DWS DREMAN VALUE INCOME EDGE FUND, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DWS Dreman Value Income Edge Fund, Inc.
345 Park Ave.
New York, NY 10154

May 3, 2010

Dear Stockholders of DWS Dreman Value Income Edge Fund, Inc.:

We recently mailed to you proxy materials for the upcoming Annual Meeting of Stockholders of DWS Dreman Value Income Edge Fund, Inc. (the “Fund” or “DHG”), to be held on Monday, May 24, 2010. In these materials, your Board of Directors is asking you to use the WHITE Proxy Card to authorize your proxy "FOR" the re-election of four experienced Directors of the Fund: Henry P. Becton, Jr., Paul K. Freeman, William McClayton and Jean Gleason Stromberg. We hope you will take a moment to review the proxy materials and to authorize your proxy in accordance with your Board of Directors' recommendations.

You may have already received proxy solicitation material with a gold proxy card from a group of dissidents led by Arthur Lipson and his Western Investment LLC group of hedge funds (“Western”). Do not be confused. This is a highly inflammatory attempt by a group of hedge funds to influence your long-term investment for their short-term gain. Western’s solicitation is not endorsed by the Fund or your Board of Directors. Your Board of Directors strongly opposes Western’s attempt to replace four experienced Directors of the Fund with Western’s hand-selected group of dissident directors.

Should Western’s nominees be elected to the Board, they will owe allegiance not only to the Fund and its stockholders but also to the Western hedge funds.  We find it hard to believe that Mr. Lipson and his cohorts will make decisions in the interest of ALL Fund stockholders when doing so could disadvantage his hedge funds. We should not elect directors with such conflicting loyalties. By contrast, your Board’s nominees are all independent directors with no ties to the Fund’s adviser and no goal other than to pursue the best interests of the Fund and its stockholders. Collectively, they have many years of experience protecting the interests of stockholders of many different kinds of funds under many different kinds of market conditions.

For the 1-year time period ending March 31, 2010, the Fund has significantly outperformed its benchmark as well as its Lipper peer group based on net asset value. The Fund returned 77.58% versus 56.03% for the blended benchmark and 48.07% on a net asset value basis for its Lipper Closed End Core Peer Group. The management team has taken a more diversified approach to investing, while reducing overall risk, resulting in the strong performance mentioned above. The Fund has also extended the open market share repurchase program which the Board believes is an important tool for continuing to address the Fund’s discount. The Fund has repurchased 528,514 shares under the latest repurchase program, starting December 2009, which has been an attractive investment opportunity and has provided additional liquidity for trading in fund shares.

We urge you to carefully consider the information contained in the proxy statement that we previously sent you and then support our efforts to protect the Fund by authorizing your proxy today by telephone or via the Internet as detailed on the enclosed WHITE proxy card, or by signing, dating and returning today the enclosed WHITE proxy card in the postage paid envelope provided. Please do not return any gold proxy card that you may receive from Western.

We thank you for your continued support.

Sincerely,

The Board of Directors of DWS Dreman Value Income Edge Fund, Inc.

John W. Ballantine	Richard J. Herring
Henry P. Becton, Jr.	William McClayton
Dawn-Marie Driscoll	Rebecca W. Rimel
Keith R. Fox	William N. Searcy, Jr.
Paul K. Freeman	Jean Gleason Stromberg
Kenneth C. Froewiss	Robert H. Wadsworth
Ingo Gefeke

If you have questions or need assistance in voting your shares, please call Georgeson Inc. at (866) 828-4305 (Toll Free).